As filed with the Securities and Exchange Commission on May 30, 1997
                                                  Registration No. 333-26787

------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                         Post-Effective Amendment No. 1
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                                  AVITAR, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                      06-1174053
 (State or other jurisdiction of        (I.R.S. Employer Identification
incorporation or organization)                       Number)

                         ------------------------------
                                65 Dan Road
                         Canton, Massachusetts 02021
                                 (617) 821-2440
                    (Address of Principal Executive Office)

                       Avitar Stock Based Compensation Plan
                   ---------------------------------------------
                            (Full Title of the Plan)

                                PETER P. PHILDIUS
                                 65 Dan Street
                         Canton, Massachusetts 02021
                    (Name and Address of Agent for Service)

                       Copies to: EUGENE M. CRONIN, ESQ.
                          DOLGENOS NEWMAN & CRONIN LLP
                            NEW YORK, NEW YORK 10012
                                 (212) 925-2800

                               REOFFER PROSPECTUS


                                  AVITAR, INC.


                         550,000 Shares of Common Stock



     This Reoffer Prospectus relates to an offering by certain employees, officers and directors (the "Selling Stockholders") of Avitar, Inc. (the "Company") of an aggregate of up to 550,000 shares of common stock, $.01 par value, of the Company (the "Common Stock"). The Common Stock was previously issued by the Company to the Selling Stockholders pursuant to a registration statement on Form S-8, dated May 9, 1997, in connection with a written compensation plan whereby the Selling Stockholders are to receive shares of Common Stock in lieu of salary .

     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution" and "Use of Proceeds."

     The Company will not receive any proceeds from the registration of the Common Stock. See "Use of Proceeds".

     The Common Stock is listed on the SmallCap Market of the NASDAQ Stock Market, Inc. ("NASDAQ") under the symbol: AVIT. On May 29, 1997, the closing sale price of the Common Stock as reported by NASDAQ was $0.50.

                             ----------------------

              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS
             WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                              SEE "RISK FACTORS."
                           -------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Reoffer Prospectus is May 30, 1997

                              AVAILABLE INFORMATION

         Avitar, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith it files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices located as follows: 7 World Trade Center, 13th Floor, New York, New York 10048; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section , Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered by this Reoffer Prospectus. As permitted by the rules and regulations of the Commission, this Reoffer Prospectus does not contain all of the information set forth in such Registration Statement. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

         Statements made in this Reoffer Prospectus concerning the contents of any contract or other documents are not necessarily complete. With respect to each contract or other document filed as an appendix to the Registration
Statement, reference is hereby made to that appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

         The Company will provide without charge to any registered warrant holder or stockholder of the Company, upon their written or oral request, a copy of the Company's Annual Report on Form 10-KSB, including audited financial statements for the fiscal year ended September 30, 1996, and Quarterly Reports for periods thereafter on Form 10-QSB. Written requests should be directed to Jay C. Leatherman, Jr., Secretary, Avitar, Inc., 35 Thorpe Avenue, Suite 101, Wallingford, Connecticut 06492 and oral requests at (203) 265-3594.

         The Company intends to furnish upon request to the holders of the Common Stock, after the close of each fiscal year, annual reports containing audited consolidated financial statements with a report thereon by its independent auditors. Quarterly reports containing unaudited financial information for the first three quarters of each fiscal year may be furnished by the Company to the holders of the Common Stock from time to time or as required by applicable law.

         No person has been authorized to give any information or make any representation not contained in this Reoffer Prospectus in connection with the matters referred to herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Reoffer Prospectus does not constitute an offer to sell any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy any securities covered by the Reoffer Prospectus or by any person in any jurisdiction where such offer would be unlawful.

         The following is a summary of certain information contained in this Reoffer Prospectus and is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Reoffer Prospectus, other documents incorporated herein and in the Registration Statement of which this Reoffer Prospectus is a part. Each prospective investor is urged to read this Reoffer Prospectus in its entirety. The Common Stock offered hereby involves a high degree of risk.

         Avitar, Inc. (the "Company") is a holding company that operates through two subsidiaries: Managed Health Benefits Corporation ("MHB") and Avitar Technologies, Inc. ("ATI").

         MHB is in the business of providing cost containment services to assist employers and other third party payors in controlling the costs of group medical and disability benefits. MHB provides its services to employers and third party payors which are located nationwide and which incur the rising costs of healthrelated services but frequently do not routinely control or closely monitor the payment, accuracy or justification of these costs. The services provided by MHB primarily consist of (i) psychiatric utilization review, (ii) psychiatric bill review; and (iii) psychiatric disability case management. As of May 1997, MHB furnished its services to over twenty companies such as The Guardian Life Insurance Company, Chubb LifeAmerica, ReliaStar, Pioneer National Life Insurance Company, Allmerica Property and Casualty Company, American International Group and John Alden.

         ATI has developed proprietary biomaterials and processing technologies that it has applied and intends to continue to apply to a variety of medical and dental products. In proceeding with the commercial exploitation of its core technologies, ATI has established distribution agreements with large medical product companies to market products designed, and/or licensed, and/or manufactured by ATI. ATI currently has marketing relationships with medical firms including the Convatec Division of E.R. Squibb & Sons, Inc., Smith & Nephew Richards, Inc., Medi Bayreuth, Knoll Pharmaceutical, Inc. and Simplex Medical Systems, Inc.

                                  RISK FACTORS

         An Investment in shares of Common Stock being offered by this Reoffer Prospectus involves a material degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained elsewhere in this Reoffer Prospectus, before purchasing shares of Common Stock offered hereby.

         HISTORY OF LOSSES. The Company's Statement of Operations for the fiscal year ended September 30, 1996 reflects net losses of ($1,591,250) and net loss per share of ($0.28). Each of MHB and ATI has a history of continuing losses. On a combined basis, MHB and ATI incurred net losses of approximately ($689,000) for their 1995 fiscal years. In addition, the Company has continued to incur significant operating losses since September 30, 1996. For the six months ended March 31, 1997, the net loss was ($1,789,266) or net loss per share of ($0.21).

         There can be no assurances that future revenues of the Company will increase or that its operations will ever be profitable. See the financial statements of the Company in the Annual Report on Form 10-KSB and the Quarterly Report on Form 10-QSB for the period ended March 31, 1997, both of which are incorporated herein by reference.

         GOING CONCERN OPINIONS ISSUED BY INDEPENDENT AUDITORS. Largely as a result of the factors discussed in "History of Losses", the reports of the Company's independent auditors relating to September 30, 1996 and prior reports with respect to its subsidiaries (year-end) financial statements include paragraphs expressing substantial doubt respecting the Company's ability to continue as a going concern.

         WORKING CAPITAL DEFICIENCY; NEED FOR ADDITIONAL FINANCING. As of March 31, 1997 and September 30, 1996, there were working capital deficiencies of approximately ($887,000) and ($496,000), respectively. As of such dates, cash and cash equivalents were approximately $95,000 and $371,000, respectively. The Company anticipates that cash, together with the funds expected to be generated from operations, net proceeds from recent offerings of its securities and proceeds from future offerings may be adequate to fund operations until the Company achieves profitability. However, these estimates are based on certain assumptions and there can be no assurance that the Company will be able to obtain such financing, that a sufficient level of revenues will be attained to fund operations until such time and that unbudgeted and/or unexpected costs will not be incurred. Future events, including the problems, expenses, difficulties and delays frequently encountered by similar small companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that will make the Company's working capital insufficient to fund its operations in the immediate or long-term future. If any of the above events occur, the Company may need additional financing earlier than anticipated and there can be no assurance that it will be able to obtain such additional financing.


         SUBSTANTIAL DILUTION. Some of the shares of Common Stock held by the Company's present holders of Common Stock were purchased for prices lower (some significantly) than the prices of some of the shares now being offered. At March 31, 1997, the Company had a negative net tangible book value of approximately $(0.06) per share. Based on an assumed public offering price of $0.60 per share of Common Stock (the current exercise price of the Redeemable

Warrants),   a  purchaser  in  this  Offering  will  experience   immediate  and
substantial dilution.

         CONFLICTS OF INTERESTS; EFFECTS OF CONFLICTS ON NON-AFFILIATES. Holders of Common Stock should be aware of certain conflicts of interest of Phildius, Kenyon & Scott ("PKS") and Messrs. Phildius and Scott as executive officers, directors and principal stockholders of the Company. In addition, PK&S and Messrs. Phildius and Scott have provided significant funds to MHB pursuant to bridge financing. These conflicts of interests could impact and may continue to impact the business decisions of Messrs. Phildius and Scott relating to their employment relationships with the Company and repayment of loans to PK&S.

         ABILITY TO DIRECT MANAGEMENT. Including convertible Preferred Stock and options and warrants to acquire additional shares of the Company's Common Stock which are presently exercisable, the Company's officers and directors and affiliates beneficially own, in the aggregate, approximately 29% of the Company's Common Stock, and may be in a position to control the Company.

         DIVIDEND POLICY. Since its inception, the Company has not paid any cash dividend on the Common Stock. The Company intends to retain future earnings, if any, to provide funds for the operation of its business and, accordingly, does not anticipate paying cash dividends on Common Stock in the reasonably foreseeable future.

         REGULATION S OFFERINGS. After exploring various methods for obtaining funds to meet its capital requirements, from November 1993 through May 1997, the Company (and its predecessor, MHB) completed placements of 6,724,044 shares of Common Stock pursuant to Regulation S promulgated under the Securities Act of 1933. Such shares were sold to offshore investors at prices significantly below the then prevailing market values thereof. MHB and the Company determined that the Regulation S placements, which resulted in proceeds of approximately $3,297,000 to MHB and the Company (net of placement expenses), represented its then most feasible and practical funding solution. As a result of the Regulation S placements, the pre-Regulation S stockholders of MHB suffered substantial voting right dilution. In connection with the above- described Regulation S offerings, an aggregate of approximately 231,000 warrants were issued to the placement agents engaged for such offerings, of which approximately 69,000 remain outstanding. The remaining warrants granted to such placement agents have exercise prices significantly below the market value of Company Common Stock on the dates of such grants. The warrants, which expire in 1998 pose potential additional dilution to the Company's stockholders.

         POTENTIAL DILUTIVE EFFECT OF OUTSTANDING WARRANTS, RESTRICTED SECURITIES AND OPTIONS; POSSIBLE IMPACT ON FUTURE FINANCING. There are outstanding a substantial amount of warrants and options to purchase Company's Common Stock. While such warrants and options are outstanding, they may adversely affect the ability of the Company to obtain additional equity capital or debt financing and adversely affect the market price of the Common Stock. In addition, because the exercise prices of some of the warrants and options are below the current market price of the Common Stock, if such warrants and options were exercised, additional substantial dilution to the Company's stockholders could eventually result. Moreover, a significant number of shares of the Common Stock, including those issuable upon conversion of Preferred Stock and exercise of options, will be "restricted securities" under the Securities Act and may be sold under the Securities Act under certain circumstances (including the passage of time) without registration pursuant to Rule 144 under the Securities Act. Also, certain shares of the Company's Common Stock outstanding or issuable pursuant to warrants have been registered pursuant to demand or piggy-back registration rights granted by or assumed by the Company. The sale or availability for sale of substantial amounts of the Company's Common Stock or other securities convertible into Company's Common Stock, pursuant to Rule 144, registration rights or otherwise, could adversely affect the market prices of the outstanding Company's Common Stock and Redeemable Warrants.

         LOSS OF NASDAQ LISTING. In order to qualify for continued listing on Nasdaq, a company must have, among other things, at least $2,000,000 in total assets, $1,000,000 in capital and surplus, a public float of 100,000 shares, a market value of public float equal to $200,000, two market makers and a minimum bid price of $1.00 per share of common stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain listed on Nasdaq if the market value of its public float is at least $1,000,000 and the issuer has at least $2,000,000 in equity. Currently, the NASD is considering elimination of this alternative listing criteria, however, no final decision has been reached. There can be no assurance that the Company will continue to satisfy the listing criteria. Nasdaq has no minimum bid price standard for warrants. Although the Company had, at March 31, 1997, assets of approximately $5,654,000 (a substantial amount of which is intangible assets), if the Company becomes unable to meet the continued listing criteria of Nasdaq and is delisted therefrom, trading, if any, in the Company's Common Stock and the Company's Redeemable Warrants, would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "Electronic Bulletin Board". As a result, an investor likely would find it more difficult to dispose of, and to obtain accurate quotations as to the value of the Company's securities and the absence of a more liquid trading market may adversely affect the prices thereof.

         RISKS OF LOW-PRICED STOCKS. If the Company's securities were delisted from Nasdaq, they may become subject to the "penny stock" rules under the Exchange Act, which impose additional sale practice requirements on broker-dealers which sell securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may adversely affect the ability and/or willingness of broker-dealers to sell the Company's securities and may adversely affect the ability of holders to sell the Company's securities.

         The Commission has adopted regulations which define a "penny stock" as any equity security that has a market price (as therein defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Company in accordance with guidelines established by the Commission relating to the penny stock market, including information regarding a broker-dealer's obligations to a customer under the penny stock rules under the Exchange Act. Disclosure must also be made about commissions payable to both the broker-dealer and the registered representative and setting forth current quotations for the securities. Finally, monthly statements must be sent disclosing recent market value information for the penny stock held in the account. If the foregoing rules were applicable to the Company's securities, they could make it more difficult to trade such securities in that compliance with such rules could delay and/or preclude certain trading transactions. As a result, this could have an adverse effect on the liquidity and/or price of such securities.

         The foregoing penny stock restrictions will not apply to the Company's securities if such securities are (i) listed on the Nasdaq National Market System or are otherwise listed on Nasdaq and have price and volume information with respect to transactions in such securities provided on a current and continuing basis or (ii) meet certain minimum net tangible assets or average revenues criteria. Although the Company's securities currently are generally exempt from such restrictions, there can be no assurance that the Company's securities would likely qualify for exemption from these restrictions in the future.

         UNCERTAINTIES FROM HEALTH CARE REFORM AND EVOLVING INDUSTRY. The Company is subject to industry conditions, regulatory changes and economic conditions affecting the industry in general. Over the last two years, a large number of Federal healthcare reform bills have been proposed. However, none of these bills have achieved broad-based Congressional support, and the potential benefits or harms of any further reform legislation cannot be determined at this time. In addition, the health care industry is undergoing substantial changes many of which result from technological advances and regulatory efforts to respond to these developments. The Company cannot accurately predict the extent to which future changes in health care costs, treatment technology and industry regulations will affect the Company's operations or financial condition.

         DEPENDENCE UPON PERSONNEL. The Company relies heavily upon the experience and abilities of its senior management and the loss of any one or more of such individuals, particularly the Chairman of the Board of Directors and Chief Executive Officer, Peter P. Phildius, and the Company's Chief Operating Officer and President, Douglas W. Scott, would likely have a material adverse effect on the Company and its financial condition.

         BARRIERS TO  TAKEOVER.  The Company is  governed by the  provisions  of
Section 203 of the Delaware General Corporation Law, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of
Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions. In addition, in the event of certain changes of control of the Company (as defined in the Company's Equity Plan) outstanding options granted pursuant to the Company's Equity Plan will become immediately exercisable in full. Such acceleration of exercisability may also discourage potential acquirers of the Company.

RISKS RELATING TO MHB'S BUSINESS

         DEPENDENCE ON KEY CLIENTS AND PSYCHIATRIC REVIEW SERVICE AREA. During fiscal year 1996, MHB's largest client, Guardian, accounted for 22% of MHB's revenues in that year. During the first six months of fiscal year 1997, ReliaStar was MHB's largest client and accounted for 22% of MHB's revenues in that six month period. MHB has become highly dependent on its Psychiatric Review Services business in relationship to the other services it provides. Therefore, MHB could be materially affected by adverse developments in such area, as compared to a more diversified company. During fiscal year 1996,

MHB's second largest client, Chubb, accounted for 21% of MHB's revenues during that year. As a result, for fiscal year 1996, the two largest clients of MHB accounted for approximately 43% of MHB's total revenues and 18% of the Company's total revenues. During the first six months of fiscal year 1997, Chubb and ReliaStar accounted for 41% of MHB's total revenues and 24% of the Company's total revenues. MHB's arrangements with Chubb and ReliaStar are terminable at any time without liability by such clients. The Company believes that the loss of either of these clients could have a material adverse effect on the operations and financial condition of MHB. All of the services provided to Chubb and Guardian were Psychiatric Review Services.

         UNCERTAIN MARKET FOR MHB'S SERVICES. Even if sufficient funds were available to implement the Company's future plans for MHB, there can be no assurance that the Company will be able to locate and reach and maintain agreements with sufficient purchasers or users of its services to attain and sustain a profitable level of operations. Correspondingly, there can be no assurances that MHB's programs will be successfully marketed and administered or that MHB's operations will ever become or remain profitable. See "Increasing Competition" below.

         PERFORMANCE-BASED PRICING. For MHB's principal service area, Psychiatric Bill Review, remuneration is based primarily on actual dollars recovered by audits of psychiatric hospital bills. MHB is separately reimbursed by almost all its Psychiatric Review Services clients for medical records and physician review expenses. However, MHB assumes the risk for the personnel, systems and administrative expenses involved in conducting bill reviews with no assurance of the actual savings and, therefore, the actual revenues which will be generated. To date, MHB has been successful in achieving profitable margins with performance-based pricing but there can be no assurance that such margins will continue to be realized. Further, MHB is experimenting with alternative remuneration arrangements, and has established with two customers an arrangement based on the dollar value of the bills reviewed. There can be no assurance that alternative remuneration arrangements can be implemented with other clients, or that such alternative approaches will be more or less profitable than performance-based pricing.

         LACK OF OPERATING HISTORY; CHANGES IN MHB. MHB changed its original business focus in 1989 from being a preferred provider organization to a cost containment service organization. As such, MHB generally commenced its present type of operations in January 1989 and, therefore, has a somewhat limited operating history for such operations. In addition, MHB has, over the last few years, attempted to establish (at significant cost and effort) services, such as workers' compensation injury management and retrospective Medical Bill Review conducted in-house, which it subsequently found to be unprofitable. On the other hand, while MHB has established its Psychiatric Bill Review and Utilization Review Services, which have recently become both marketable and profitable, it has become increasingly dependent on such service areas and, as a result, less diversified. See "Dependence on Key Clients and Psychiatric Review Service Area". In light of this limited and evolving operating history, and MHB's operating losses, the likelihood of the future success of MHB must be considered in light of the problems, expenses, difficulties, risks and complications frequently encountered in connection with a relatively new and changing business.

         INCREASING COMPETITION. While the industry in which MHB competes is relatively young, many other companies, some in related industries, presently provide services similar to those provided by MHB. Many of these companies have and/or will have greater financial, marketing, administrative and other resources than MHB. In an industry and environment that is characterized by rapid change, in addition to probable regulatory changes of unknown scope and extent, entities with greater financial wherewithal and other resources than the Company will be better able to adapt to such changes and prosper in such an environment. See "Uncertainties from Health Care Reform and Evolving Industry" above and "Governmental Regulation" below. Moreover, the Company believes that competition in the health care cost-containment industry is likely to increase as the industry matures and as more companies both enter the market and expand the services which they offer. The Company believes that as the industry matures price will become an increasingly important competitive factor. As a result, the revenues generated from, and the potential profitability of, certain or all of MHB's services may be reduced, possibly drastically, as price competition intensifies, and such reduction could have a material adverse effect on the business and financial condition of MHB.

         GOVERNMENTAL REGULATION. Since 1992, several states have enacted legislation requiring licensure of companies conducting utilization review services. In January 1993, MHB became licensed to conduct Psychiatric Utilization Review Services in the State of Connecticut which license was renewed, most recently in October 1995. MHB intends, to the extent possible, to renew such license annually. MHB believes that a total of 27 states (including Connecticut) presently regulate the type of utilization and bill review services conducted by MHB in its Psychiatric Review Services area. MHB believes that the nature and scope of its services in this area should not subject it to regulation by any state other than Connecticut, the location of its only offices. However, in June 1994, two of MHB's principal clients required that MHB fulfill the licensing requirements imposed by any state before performing services for them in that state. In order to eliminate any perceived risk by any of its clients, MHB has applied for licensure in 24 of the states that require licensing and has obtained licenses in 21 of such states. MHB has found that the regulations governing licensure in the remaining three states would prohibit MHB from using performance-based pricing, which would be unprofitable to MHB and, therefore, has opted not to pursue licenses in such states. Although the laws regulating utilization management firms, like MHB, vary from state to state, MHB's experience has been that the requirements for obtaining licensure generally address reviewers' qualifications, review criteria, timeliness of reviews and the appeal process. Based upon these factors, the Company believes that MHB is reasonably likely to be able to meet the licensure requirements of most or all of the remaining three states in which it has not yet obtained a desired license. There can be, however, no assurance that it will obtain licenses in each of these states and maintain licenses in such states and/or the other states in which it presently has licenses, and the failure to do so could cause one or both of the above-mentioned principal clients of MHB to terminate or reduce the level of their relationships with MHB. In any event, the Company expects to incur significant expenses of time and money in applying for such licenses and in maintaining its status by complying with applicable state regulatory requirements.

         Regulation of the health care field generally and the area of costcontainment, in particular, has been increasing and is evolving. Stringent regulation of this service area and/or an increase in governmental involvement which lead to regulation of MHB's other operations (and/or its customers, such as insurance companies) could have a material adverse effect on MHB, its financial condition and operations. In particular, MHB's business could be materially adversely affected by its failure to obtain any required licenses and governmental approvals, its failure to comply with applicable regulations or significant changes in regulations applicable to its clients. MHB cannot predict the effect various health care reform proposals submitted to Congress will have on its business. Finally, although cost-containment is not believed to constitute the practice of medicine under any state law, if a state should determine cost-containment to be the practice of medicine, any business conducted by MHB in that state could be materially adversely affected.

         MALPRACTICE AND OTHER LIABILITY. MHB is not itself rendering health services and, accordingly, believes that it is ineligible to obtain medical malpractice insurance. MHB maintains general liability insurance coverage in the amount of $1,000,000. MHB also has professional liability insurance coverage of up to $5,000,000 per claim and $5,000,000 in the aggregate. There can be no assurances that MHB will not be subject to lawsuits or proceedings as a result of its activities, or that any such lawsuits or proceedings will not result in a recovery against MHB in excess of its liability insurance coverage or involve matters not covered by its insurance coverage. While MHB believes that its insurance coverage is presently adequate, there can be no assurances that it will not incur losses in excess of such coverage or in connection with activities for which it may be uninsured. In addition, in providing certain of its services, MHB may be deemed to have influenced the treatment of patients and thereby become liable, in whole or in part, for damages incurred as a result of patient mistreatment. While MHB does not believe that the services it provides involve an aggressive intervention in patient treatment, there can be no assurances that MHB would not be found liable for negatively influencing the treatment of patients and, if so, in substantial amounts.


RISKS RELATING TO ATI'S BUSINESS

         INCURRED AND EXPECTED LOSSES; UNCERTAINTY OF PRODUCT REVENUES. ATI has incurred significant operating losses for the last several years, and it is expected that ATI will incur continued operating losses as it continues to change its focus from providing product design and development services to manufacturing, marketing and selling products. As ATI shifts its focus, it must also increase its development expenditures for new products and product improvements. No assurance can be given that ATI's existing and future products will be successfully developed for commercialization or accepted by the marketplace or that sufficient revenues will be realized to support future research and development programs. Delays in the realization of product revenues may prevent or substantially delay continuing research, development, manufacturing and marketing efforts and could have a material adverse effect on the Company, particularly if the Company is unable to raise additional capital to fund such activities.

         LIMITED EXPOSURE TO MEDICAL COMMUNITY. In terms of its present business operations, ATI is essentially a start-up entity in a health care climate that is difficult even for established companies. To date, the medical and dental communities have had limited exposure to ATI and its technologies. Because the medical and dental communities are skeptical of new companies and new technologies, ATI might be unable to gain access to potential customers in order to demonstrate the operation and possible efficacy of its products. Some purchasers might be reluctant to purchase devices manufactured by a small company, like ATI , for fear that such company will be unable to supply such product or to continue in existence in the future. Even if ATI gains access to potential customers, no assurance can be given that members of the medical and dental communities will perceive a need for or accept ATI's products.

         LACK OF MARKETING EXPERIENCE: DEPENDENCE ON THIRD-PARTY DISTRIBUTORS. ATI has only limited experience in the direct marketing of medical and dental devices, and its sales and marketing staff currently consists of only one employee. ATI is marketing its products through distribution arrangements with established health care companies and has entered into distribution arrangements with other companies for geographical marketing rights to certain products developed by ATI. In such cases, ATI is substantially dependent on the efforts of its distributors to generate product revenues for ATI. There can be no assurance that such distributors will be successful. If ATI is unable to engage qualified independent distributors or strategic partners to sell or distribute its products, its market penetration will be restricted, and its ability to commercialize its products will correspondingly be restricted, if not entirely eliminated.

         EFFECTS OF BREACH OF CONVATEC AGREEMENTS. The terms of ATI's License and Supply Agreements with Convatec with respect to ATI's Hydrasorb(TM) products provide that if ATI were to materially breach such agreements, become subject to a bankruptcy proceeding or suspend its business operations, Convatec would thereupon have the right to manufacture and sell Hydrasorb(TM) products in the territory covered by such agreements on its own behalf. Such an event could result in ATI having a significant competitor for its Hydrasorb(TM) products, which could have a material adverse effect on ATI's operating results and financial condition.

         RELIANCE ON LIMITED PRODUCT LINES. To date, ATI's sales revenues have been derived from a limited number of product lines, the continued sales of which cannot be assured. Although ATI is attempting to expand the markets for its existing product lines and to develop and market additional products, there can be no assurance that ATI will be successful in doing so.

         POSSIBLE DEMAND DECREASE. The current health care reimbursement climate as well as the uncertainties caused by the proposed health care reform plans are imposing great pressures on such providers to defer capital purchases and reduce the number and variety of inventories that they may have maintained previously. It is possible, therefore, that the demand for ATI products may decrease as a result of hospitals and other health care providers streamlining their respective inventories. Because the medical and dental communities are often skeptical of new companies and new technologies and products, ATI might be unable to gain access to potential customers in order to attempt to demonstrate what ATI believes to be the benefits of its products. Even if ATI gains access to potential customers, no assurance can be given that members of the medical or dental communities will perceive a need for or accept its products. Even if ATI or its product distributors are successful in convincing doctors, hospitals, clinics and other potential users of ATI's products of the benefits and advantages of such products, these potential users might be unwilling or unable to commit funds to the purchase of Hydrasorb(TM) or other ATI products due to institutional constraints.

         OBSOLESCENCE OF PRODUCTS; UNCERTAINTIES ASSOCIATED WITH DEVELOPMENT ACTIVITIES. It is expected that technological developments will continue at a rapid pace in the medical and dental products industries, and there can be no assurance that technological developments will not cause ATI's technologies and products to be rendered obsolete. ATI's future success will be dependent upon its ability to be competitive in the development and delivery of effective medical and dental products. Many companies with substantially greater resources than ATI are actively engaged in research and development of new products and in the manufacture and sale of products which compete with ATI's products. Present or future products of ATI could be rendered obsolete or obsolescent by technological advances by others. Development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Due to the limited amount of funds available to ATI, ATI has reduced and may have to continue to reduce product development efforts and/or the Company may seek additional financing. In particular, the Company has limited funds to acquire technologies and equipment used in ATI's development activities.

         DEPENDENCE UPON SUPPLIERS. ATI does not have written agreements with any of its suppliers, and acquires the key components for its Hydrasorb(TM) wound care from a single supplier. ATI's current supplier of such key components is the only vendor presently meeting ATI's qualifications. The loss of this supplier would, at a minimum, require ATI to locate another satisfactory vendor and/or pay increased costs and experience disruptive delays. If ATI could not identify a substitute vendor or establish a commercial relationship if such a vendor is identified, ATI may be required to cease further manufacturing and sales of its Hydrasorb(TM) products. Such cessation could have a material adverse effect on ATI, its operations and financial condition and could possibly result in the termination of ATI's business.

         SUBSTANTIAL REGULATION BY GOVERNMENT AGENCIES. Many of ATI's products are subject to regulation by the Food and Drug Administration (the "FDA") and comparable agencies in various states and foreign countries requiring, among other things, pre-market approval or clearance of new medical or dental devices. In addition, ATI is subject to inspections by the FDA at all times, and may be subject to inspections by state and foreign agencies. If the FDA believes that its legal requirements have not been fulfilled, it has extensive enforcement powers, including the ability to initiate action to physically seize products and/or to enjoin their manufacture and distribution, to require recalls of certain types of products, and to impose or seek to impose civil or criminal sanctions against individuals or companies. Such submissions and review by the FDA could take several years, after which there could be no assurance that approval would be granted. In February 1994, as a result of a FDA GMP (Good Management Practices) facility inspection, ATI received a warning letter from the FDA regarding certain GMP violations. ATI responded to this letter by taking necessary corrective actions and notifying the FDA in writing of these corrective steps. The FDA has informed ATI that its subsequent inspection, in December 1994, confirmed that the corrective actions taken by ATI were satisfactorily implemented.

         COMPETITION. The medical and dental products businesses are intensely competitive. Most of ATI's present competitors have substantially greater financial, marketing, administrative and other resources and larger development staffs than ATI and the Company. In addition, many of such competitors sell a broader range of dental and medical products than ATI and may be less vulnerable to changes in the market for such products and changes in regulatory or general economic conditions.

         DEPENDENCE ON INTELLECTUAL PROPERTY; NO ASSURANCE AS TO PROTECTION OF INTELLECTUAL PROPERTY. ATI's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technologies. ATI intends to rely substantially on unpatented proprietary information and know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to ATI's technology. Similarly, there can be no assurance that ATI's proprietary technology will not infringe patents or other rights owned by others, licenses to which may not be available to ATI. Certain of ATI's scientific advisors may develop portions of ATI's proprietary technology at their respective universities, and there can be no assurance that the universities will not assert rights to intellectual property arising out of university-based research conducted by ATI's consultants or scientific advisors. If ATI is unable to adequately safeguard and exploit its methods and technologies, its ability to compete with other companies, a majority of which have greater financial, technological, human and other resources than the Company, would be materially adversely affected.

         RISK OF PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE. The testing, marketing and sale of medical and dental products entails a risk of product liability claims by consumers and others. Since June 1990, ATI has maintained product liability insurance coverage and currently has such insurance in the amount of up to $5,000,000. This insurance will not cover liabilities caused by events occurring prior to the time such policy was purchased by ATI, liabilities caused by events occurring after such policy is terminated or claims made after 60 days following termination of the policy or in respect of events excluded from coverage. There can be no assurances that such insurance will continue to be available at a reasonable cost, if at all, or will be sufficient to cover all possible liabilities. In the event of a successful suit against ATI, lack or insufficiency of insurance coverage would have a material adverse effect on ATI. Further, certain distributors of medical and dental products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede the ability of ATI to achieve broad distribution of its products which would have a material adverse effect on ATI.

                               USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are listed below together with the number of shares now owned by each, the number of shares to be offered and the percentage of class to be owned by each after the offering is complete.

                                                COMMON STOCK         PERCENTAGE
                               OWNERSHIP OF     THAT COULD BE       OWNERSHIP OF
                                  COMMON      OFFERED FOR SELLING   COMMON STOCK
                               STOCK PRIOR     STOCKHOLDERS'       POST OFFERING
NAME(1)                       TO OFFERING(2)       ACCOUNT              (3)
- -------------------         --------------  -------------------  -------------

William A. Martin               53,025              28,025              (4)

Peter P. Phildius            2,005,561             185,000              14.3%

Douglas W. Scott             1,935,003             185,000              13.7%

Carl M. Good III               133,075              33,075              (4)

John McCambridge               142,970              42,970              (4)

J.C. Leatherman, Jr.            91,325              38,825              (4)

Jane Freeman                    66,461              33,450              (4)
                             ----------           ---------
Total                                              546,345

- --------
(1) The Selling Stockholders are directors and/or executive officers of the Company or its affiliates.

(2) Includes all Common Stock issuable upon exercise of outstanding stock options or conversion of Preferred Stock

(3) Assumes that all the shares of Common Stock that could be offered for the Selling Stockholder's account are actually sold.

(4) Less than 1% of the Company's issued and outstanding Common Stock.
- --------

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer their respective shares from time to time in regular brokerage transactions on Nasdaq or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. The Company will not receive any of the proceeds of the sale of Common Stock by the Selling Stockholders. The Company, and not the Selling Stockholders, will pay all applicable brokerage commissions or other costs for sale as may be incurred in the sale of such securities by issuance of additional shares of Common Stock to each of the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby has been passed upon for the Company by Dolgenos Newman & Cronin LLP, 96 Spring Street, New York, New York 10012.

                          STATEMENT OF INDEMNIFICATION

         The Company's Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law ("DGCL"), however, this provision does not eliminate or limit the liability of a director of the Company
(i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) for any improper benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this Reoffer Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended September 30, 1996.

         (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1996 and March 31, 1997; and

         (c) In addition to the foregoing, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Act (prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                             ADDITIONAL INFORMATION

         As of May 30, 1997, the Company had an aggregate of 30,000,000 shares of stock authorized, of which 25,000,000 shares are Common Stock and 5,000,000 shares are Preferred Stock. As of the same date, 12,760,263 shares of Common Stock were issued and outstanding and 817,256 shares of Preferred Stock were issued and outstanding. Further information concerning the Common Stock of the Company may be found in the documents incorporated by reference above.

No dealer,  salesman or other person
has been authorized to give any information
or to make any  representation  not
contained in this  Prospectus in connection
with  the  offering  made  hereby.
If  given  or  made,  such  information  or
representation must  not  be relied upon
as having                                             AVITAR, INC.
been authorized by the Company.
Neither  the delivery of this
Prospectus nor any sale made hereunder
shall  under  any  circumstances
create  any implication that the
information contained  herein  is
correct  as of any time subsequent
to the date hereof. This  Prospectus
does not  constitute an offer to sell
or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.

       ------------------

       TABLE OF CONTENTS                                  COMMON STOCK


                                                       ------------------


                                         PAGE
Available Information
Risk Factors
Use of Proceeds                                              REOFFER
Selling Stockholders                                        PROSPECTUS
Plan of Distribution
Legal Matters
Indemnification
Experts
Incorporation of Certain  Documents
 by Reference
Additional Information
                                                        ------------------

                                                           May 30, 1997

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut, on this 28th day of May 1997.


AVITAR, INC.


By:/s/ Peter P. Phildius
Name:  Peter P. Phildius
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                                  Date

/S/ PETER P. PHILDIUS      Chairman of the Board               May 28, 1997
- ---------------------      and Chief Executive
Peter P. Phildius          Officer (Principal
                           Executive Officer)


/S/ DOUGLAS W. SCOTT       President and Chief                 May 28, 1997
- --------------------       Operating Officer;
Douglas W. Scott           Director


/S/ GEORGE WITT, PH.D.     Director                            May 28, 1997
- ---------------------
George Witt, Ph.D.


/S/ JAMES GROTH            Director                            May 28, 1997
- --------------------
James Groth


/S/ JAY LEATHERMAN         Controller, Secretary,              May 28, 1997
- ------------------         and Chief Financial and
Jay Leatherman             Accounting Officer,
                           (Principal Accounting
                           and Financial Officer)

                                  EXHIBIT INDEX

Exhibit No.


5.1      Opinion of Dolgenos Newman & Cronin LLP re legality


23.1     Consent of BDO Seidman, LLP


23.2 Consent of Dolgenos Newman & Cronin LLP (contained in the opinion filed as Exhibit 5.1)